UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:	March 24, 2005

(Date of earliest event reported):	March 21, 2005

LOEWS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6541	13-2646102
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

667 Madison Avenue, New York, N.Y.	10021-8087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 521-2000

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2005, the Compensation Committee of the Registrant’s Board of Directors (“Compensation Committee”) established annual incentive awards for 2005 (the “2005 Awards”) under the Loews Corporation Incentive Compensation Plan for Executive Officers (the “Plan”).

The 2005 Awards are based on a 2005 corporate performance goal of 2% of the Registrant’s Performance Based Income for 2005. “Performance Based Income” is defined in the Plan, as the Plan has been amended, subject to shareholder approval at the Registrant’s 2005 Annual Meeting of Shareholders, as the consolidated net income of the Company and its subsidiaries (“Net Income”), as adjusted by the Committee in accordance with the Plan to take into account specified objective factors.

In the event the amended Plan is not approved by shareholders, the 2005 Awards will be based on the Plan without giving effect to the proposed amendment and the 2005 corporate performance goal will be 2% of Net Income, subject to the same maximum awards noted below.

The maximum 2005 Award for each of the participating executive officers is as follows: James S. Tisch, $1,250,000; Andrew H. Tisch, $1,250,000; Jonathan M. Tisch, $1,250,000; Arthur L. Rebell, $1,150,000; and Peter W. Keegan, $615,000. In accordance with the amended Plan, the Compensation Committee has retained negative discretion to reduce any 2005 Award payable to any of these officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CORPORATION
(Registrant)

Dated: March 24, 2005	By:	/s/ Gary W. Garson
Gary W. Garson
Senior Vice President
General Counsel
and Secretary